Exhibit 99.1

EARNINGS RELEASE
Contact: Mark Alexee
(303) 605-1042
malexee@chipotle.com

CHIPOTLE mexican grill, inc. announces first quarter 2017 results

DENVER, April 25, 2017 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2017.

Overview for the first quarter of 2017 as compared to the first quarter of 2016:

▪	Revenue increased 28.1% to $1.07 billion
▪	Comparable restaurant sales increased 17.8% (including 0.6% from recognized revenue previously deferred related to Chiptopia)
▪	Restaurant level operating margin increased to 17.7% from 6.8%
▪	Net income was $46.1 million, improved from a net loss of $26.4 million
▪	Diluted earnings per share was $1.60, improved from a diluted net loss per share of $0.88
▪	Opened 57 new restaurants

“2017 is off to a strong start, as our restaurant managers and teams are energized by our renewed focus on the customer,” said Steve Ells, Founder, Chairman and CEO of Chipotle. “By simplifying the focus in our restaurants to only those elements that lead to a great guest experience, our operations have improved every single month, which gives us confidence that we are on our way to achieve our mission to ensure that great food made with whole unprocessed ingredients is accessible to everyone.”

First quarter 2017 results

Revenue for the quarter was $1.07 billion, up 28.1% from the first quarter of 2016.  The increase in revenue was driven by comparable restaurant sales increases and to a lesser extent by new restaurant openings. Comparable restaurant sales increased due to improved customer traffic, reduced promotional activity, and increased average check. Comparable restaurant sales increased 17.8%, which included a benefit of 0.6% due to previously deferred revenue related to Chiptopia recognized during the quarter. We opened 57 new restaurants during the quarter and closed 15 ShopHouse Southeast Asian Kitchen restaurants and one Chipotle restaurant. Our total restaurant count as of the end of the quarter was 2,291.

Food costs were 33.8% of revenue, a decrease of 150 basis points compared to the first quarter of 2016. The decrease was primarily driven by lower food waste and testing costs, and bringing the preparation of lettuce and bell peppers back to our restaurants. This decrease was partially offset by higher avocado prices.

Restaurant level operating margin was 17.7% in the quarter, an increase from 6.8% in the first quarter of 2016. The increase was primarily driven by sales leverage, lower marketing and promotional spend, efficiencies in labor, and lower food costs. The restaurant level operating margin also benefitted by 0.15% from sales leverage related to recognizing revenue previously deferred from Chiptopia, slightly offset by free catering discounts for Chiptopia.

General and administrative expenses were 6.5% of revenue for the first quarter of 2017, a decrease of 90 basis points from the first quarter of 2016. In dollar terms, general and administrative expenses increased $7.4 million compared to the first quarter of 2016 due to increased non-cash stock based compensation and bonus expense, partially offset by lower legal and travel costs. Excluding stock based compensation, general and administrative expenses during the quarter were flat in dollar terms compared to last year. Stock compensation expense was higher during the first quarter of 2017 because the first quarter of 2016 included a reduction in expense for performance awards that were no longer expected to vest against performance criteria. Without this reduction, stock compensation expense was consistent in both years.

Net income for the first quarter of 2017 was $46.1 million, or $1.60 per diluted share, compared to net loss of $26.4 million, or a loss of $0.88 per diluted share, in the first quarter of 2016.

Outlook

For the full year of 2017, management is targeting the following:

•	Comparable restaurant sales increases in the high-single digits
•	195 - 210 new restaurant openings
•	An estimated effective full year tax rate of approximately 39.0%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales, or sales comps, represent the change in period-over-period sales for restaurants in operation for at least 13 full calendar months.

Comparable restaurant transactions represent the change in period-over-period transactions, including transactions with no sales dollars due to promotional discounts, for restaurants in operation for at least 13 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the first quarter 2017 financial results on Tuesday, April 25, 2017 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-877-451-6152 or for international callers by dialing 1-201-389-0879. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com.  An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls, and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in an interactive style allowing people to get exactly what they want. Chipotle seeks out extraordinary ingredients that are not only fresh, but that are raised responsibly, with respect for the animals, the land, and the people who produce them. Chipotle prepares its food without the use of added colors, flavors or preservatives typically found in fast food. Chipotle opened with a single restaurant in Denver in 1993 and operates more than 2,300 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected comparable restaurant sales increases, number of new restaurant openings, and effective tax rate for 2017 are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “continue”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers’ perceptions of our brand, including as a result of food-borne illness incidents beginning in late 2015, the impact of competition, including from sources outside the restaurant industry, decreased overall consumer spending, or our possible inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally;

factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies or higher food costs due to new supply chain protocols; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; risks related to our marketing and advertising strategies, which may not be successful and may expose us to liabilities; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity philosophy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to Food With Integrity; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, advertising claims or other matters; risks relating to our insurance coverage and self-insurance; our dependence on key personnel and uncertainties arising from recent changes in our leadership; risks regarding our ability to protect our brand and reputation; risks associated with our ability to effectively manage our growth; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)

(unaudited)

(in thousands, except per share data)

	Three months ended March 31,
	2017		2016
Revenue	$1,068,829	100.0%	$834,459	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	361,795	33.8	294,166	35.3
Labor	287,851	26.9	257,681	30.9
Occupancy	78,962	7.4	70,592	8.5
Other operating costs	150,609	14.1	155,189	18.6
General and administrative expenses	69,441	6.5	62,010	7.4
Depreciation and amortization	39,279	3.7	34,788	4.2
Pre-opening costs	4,069	0.4	4,421	0.5
Loss on disposal and impairment of assets	3,650	0.3	2,216	0.3
Total operating expenses	995,656	93.2	881,063	105.6
Income (loss) from operations	73,173	6.8	(46,604)	(5.6)
Interest and other income, net	1,188	0.1	2,126	0.3
Income (loss) before income taxes	74,361	7.0	(44,478)	(5.3)
Benefit (provision) for income taxes	(28,241)	(2.6)	18,046	2.2
Net income (loss)	$46,120	4.3%	$(26,432)	(3.2)%
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	675		1,929
Unrealized gain (loss) on investments, net of tax benefit (expense) of $94 and ($1,182)	(182)		1,893
Other comprehensive income (loss), net of income taxes	493		3,822
Comprehensive income (loss)	$46,613		$(22,610)
Earnings (loss) per share:
Basic	$1.60		$(0.88)
Diluted	$1.60		$(0.88)
Weighted average common shares outstanding:
Basic	28,750		29,893
Diluted	28,850		29,893

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	March 31,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$122,413	$87,880
Accounts receivable, net of allowance for doubtful accounts of $40 and $259 as of March 31, 2017 and December 31, 2016, respectively	21,582	40,451
Inventory	18,319	15,019
Prepaid expenses and other current assets	47,023	44,080
Income tax receivable	-	5,108
Investments	454,627	329,836
Total current assets	663,964	522,374
Leasehold improvements, property and equipment, net	1,322,622	1,303,558
Long term investments	-	125,055
Other assets	53,737	53,177
Goodwill	21,939	21,939
Total assets	$2,062,262	$2,026,103
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$83,840	$78,363
Accrued payroll and benefits	96,730	76,301
Accrued liabilities	101,114	127,129
Income tax payable	24,639	-
Total current liabilities	306,323	281,793
Deferred rent	297,843	288,927
Deferred income tax liability	15,741	18,944
Other liabilities	34,633	33,946
Total liabilities	654,540	623,610
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of March 31, 2017 and December 31, 2016, respectively	-	-
Common stock $0.01 par value, 230,000 shares authorized, and 35,838 and 35,833 shares issued as of March 31, 2017 and December 31, 2016, respectively	358	358
Additional paid-in capital	1,255,528	1,238,875
Treasury stock, at cost, 7,160 and 7,019 common shares at March 31, 2017 and December 31, 2016, respectively	(2,107,426)	(2,049,389)
Accumulated other comprehensive income (loss)	(7,669)	(8,162)
Retained earnings	2,266,931	2,220,811
Total shareholders' equity	1,407,722	1,402,493
Total liabilities and shareholders' equity	$2,062,262	$2,026,103

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Three months ended March 31,
	2017	2016
Operating activities
Net income (loss)	$46,120	$(26,432)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	39,279	34,788
Deferred income tax (benefit) provision	(3,107)	2,259
Loss on disposal and impairment of assets	3,650	2,216
Bad debt allowance	180	(40)
Stock-based compensation expense	16,456	10,505
Excess tax benefit on stock-based compensation	-	(680)
Other	(8)	(174)
Changes in operating assets and liabilities:
Accounts receivable	18,693	14,642
Inventory	(3,737)	(1,833)
Prepaid expenses and other current assets	(2,928)	(8,337)
Other assets	(412)	1,468
Accounts payable	708	(8,852)
Accrued liabilities	(3,693)	10,397
Income tax payable/receivable	29,751	23,796
Deferred rent	8,882	8,569
Other long-term liabilities	745	(613)
Net cash provided by operating activities	150,579	61,679
Investing activities
Purchases of leasehold improvements, property and equipment	(57,088)	(62,921)
Maturities of investments	-	45,000
Proceeds from sale of investments	-	540,648
Net cash provided by (used in) investing activities	(57,088)	522,727
Financing activities
Acquisition of treasury stock	(59,137)	(583,802)
Excess tax benefit on stock-based compensation	-	680
Stock plan transactions and other financing activities	6	(10)
Net cash used in financing activities	(59,131)	(583,132)
Effect of exchange rate changes on cash and cash equivalents	173	1,526
Net change in cash and cash equivalents	34,533	2,800
Cash and cash equivalents at beginning of period	87,880	248,005
Cash and cash equivalents at end of period	$122,413	$250,805

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

 (dollars in thousands)

	For the three months ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2017	2016	2016	2016	2016
Number of restaurants opened	57	72	55	58	58
Restaurant relocations/closures	(16)	-	(1)	-	(2)
Number of restaurants at end of period	2,291	2,250	2,178	2,124	2,066
Average restaurant sales	$1,931	$1,868	$1,914	$2,067	$2,230
Comparable restaurant sales increase (decrease)	17.8%	(4.8%)	(21.9%)	(23.6%)	(29.7%)